EXHIBIT 8.1

SUBSIDIARIES OF MATERIALISE NV

Name	Jurisdiction of Incorporation
Materialise France SAS	France
Materialise GmbH	Germany
Materialise Japan K.K.	Japan
Materialise Czech Republic SRO	The Czech Republic
Materialise USA, LLC	USA – Michigan
Materialise UK Limited	United Kingdom
OBL SAS	France
Materialise Austria GmbH	Austria
Mobelife NV	Belgium
Materialise Malaysia SDN. Bhd.	Malaysia
Materialise Ukraine LLC	Ukraine
RapidFit NV	Belgium
RapidFit, LLC	USA – Michigan
Materialise SA	Poland
Meridian Technique Ltd.	United Kingdom
Orthoview LLC	USA – Delaware
OrthoView Holdings Ltd.	United Kingdom
Meridian (Corporate Trustees) Ltd.	United Kingdom
OrthoView Ltd.	United Kingdom
Materialise Colombia SAS	Colombia
RSPRINT NV	Belgium
Materialise Shanghai Co. Ltd.	China
Cenat BVBA	Belgium
Materialise Metal BVBA	Belgium
Elbimmo NV	Belgium